GENERAL CABLE OVERSEAS HOLDINGS, LLC
OPERATING AGREEMENT
     This Operating Agreement of General Cable Overseas Holdings, LLC, a Delaware limited liability company, is adopted as of 8:00 AM, New York City time, October 31, 2007, by GK Technologies, Inc., a New Jersey corporation as the sole Member.
SECTION 1
DEFINED TERMS; OPERATION OF COMPANY
     1.1 Defined Terms. When used in this Agreement, the following capitalized terms shall have the meanings set forth below:
          “Act” means the Delaware Limited Liability Company Act.
          “Agreement” means this operating agreement, as the same may be amended from time to time.
          “Capital Contribution” means the amount of money and the fair market value of any property (net of any liabilities to which such property is subject or that are assumed by the Company) contributed to the Company by the Member.
          “Certificate” means the certificate of formation for the Company, and any amendments thereto.
          “Company” means the limited liability company formed and operated pursuant to the terms of this Agreement.
          “Member” means the Person listed as the Member in the preamble to this Agreement, and any Person subsequently admitted as a Member in accordance with the terms of this Agreement.
          “Membership Interest” means the percentage ownership interest of the Member in the Company at any particular time, including the right of such Member to any and all benefits to which such Member may be entitled as provided in this Agreement and in the Act together with the obligations of such Member to comply with all of the provisions of this Agreement and of the Act.
          “Net Distributable Cash” means gross cash and property received by the Company from all sources other than Capital Contributions, including reductions in Reserves, reduced by the portion used (i) to pay Company expenses, including debt service, (ii) to make capital expenditures, and (iii) to fund Reserves.
          “Person” means any individual or any partnership, corporation, estate, trust, limited liability company or other legal entity.

          “Profits” and “Losses” mean, for each year or other period, an amount equal to the Company’s federal taxable income or loss for such year or period, and all corresponding items of income, gain, loss, deduction, and credit.
          “Reserves” means amounts set aside to pay future costs or expenses that are anticipated to exceed cash available to pay such costs or expenses when due, as determined in the sole discretion of the Member.
     1.2 Formation; Name. The Company was formed by the filing of the Certificate. The Company shall be operated as a limited liability company pursuant to this Agreement and the Act. Whenever the terms of this Agreement conflict with any provision of the Act, the terms of this Agreement shall control except to the extent any provision of the Act cannot be waived or altered by a limited liability company operating agreement. The Company shall be operated under the name “General Cable Overseas Holdings, LLC.” The Member or an authorized Person shall file such other certificates and documents as are necessary to qualify the Company to conduct business in any jurisdiction in which the Company conducts business.
     1.3 Registered Agent and Office; Principal Office. The registered agent and office of the Company required under the Act shall be as designated in the Certificate, and may be changed by the Member in accordance with the Act. The principal business office of the Company shall be located at 4 Tesseneer Drive, Highland Heights, KY 41076-9753 or such other address as shall be designated by the Member.
     1.4 Purpose. The Company is authorized to engage in any business or activity that may be engaged in by a limited liability company under the Act, and do any and all acts and things necessary, appropriate, incidental to, or convenient for the furtherance and accomplishment of its purposes.
     1.5 Term. The term of the Company shall commence on the date of filing of the Certificate, and the Company shall continue until the Company is terminated in accordance with this Agreement.
SECTION 2
CAPITAL CONTRIBUTIONS
     2.1 Capital Contributions. The Member has made no capital contribution to the Company. The Member shall not be obligated to make any Capital Contributions to the Company.
SECTION 3
DISTRIBUTIONS
     3.1 Distributions of Net Distributable Cash. All Net Distributable Cash shall be distributed to the Member at such times and in such amounts as shall be determined by the Member.

SECTION 4
PROFITS AND LOSSES
     4.1 Tax Classification. The Member intends that the Company be a disregarded entity for federal income tax purposes, in accordance with Treasury Regulation Section 301.7701-3(b)(ii). All of the Profits and Losses of the Company shall be reported by the Member in accordance with such classification.
SECTION 5
MANAGEMENT OF COMPANY
     5.1 General Provisions Concerning Management. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member.
     5.2 Company Expenses. All expenses of the Company shall be billed directly to and be paid by the Company. The Member shall be reimbursed for all expenses incurred by the Member for or on behalf of the Company.
SECTION 6
BOOKS AND RECORDS; FINANCIAL MATTERS
     6.1 Books and Records. The Company books and records shall be maintained at the principal office of the Company. The Company books shall be closed and balanced at the end of each year.
     6.2 Fiscal Year. The fiscal year of the Company shall end on the same day as the last day of the fiscal year of the Member.
     6.3 Banking. All funds of the Company shall be deposited in the name of the Company in such checking account or accounts as shall be designated by the Member. All withdrawals therefrom are to be made upon checks signed by a Person or Persons authorized by the Member.
SECTION 7
TRANSFERS AND ADMISSIONS
     7.1 Transfers. The Member may transfer, sell, assign, encumber, or otherwise dispose of all or any portion of the Membership Interest in the Company without the consent of any other Person.
     7.2 Admissions. Any Person may be admitted as an additional or substitute Member with the consent of the Member, on such terms and conditions as shall be determined by the Member.

SECTION 8
TERMINATION AND DISSOLUTION
     8.1 Dissolution Events. The Company shall be terminated and dissolved at such time or upon the happening of such events as shall be determined by the Member.
     8.2 Liquidation. Upon the dissolution of the Company, the Company’s business shall be liquidated in an orderly manner. The Member shall determine which Company property shall be distributed in-kind and which Company property shall be liquidated. The liquidation of Company property shall be carried out as promptly as is consistent with obtaining the fair value thereof. Company property or the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in the following order of priority, with no distribution being made in any category set forth below until each preceding category has been satisfied in full:
          (a) To the payment and discharge of all of the Company’s debts and liabilities, and the establishment of Reserves (which Reserves, to the extent no longer needed by the Company, shall be distributed in accordance with subsection (b) hereof) ;
          (b) The balance shall be distributed to the Member.
SECTION 9
LIMITATION ON LIABILITY
     9.1 Limitation on Liability. Except as otherwise required in the LLC Act, the debts, obligations, and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being the Member. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the LLC Act or this Agreement shall not be grounds for imposing personal liability on the Member.
SECTION 10
INDEMNIFICATION
     10.1 Mandatory Indemnification. The Company shall, to the fullest extent permitted by applicable law, indemnify its directors, officers and agents who were or are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not such action, suit or proceeding arises or arose by or in the right of the Company or other entity) by reason of the fact that such director, officer or agent is or was a director, officer or agent of the Company or is or was serving at the request of the Company as a director, officer, or agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans), against expenses (including, but not limited to, attorneys fees and costs), judgments, fines (including excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such director, officer or agent in connection with such action, suit or proceeding, except as otherwise provided in Section 10.3 hereof. A director, officer or agent of the Corporation entitled to indemnification under this Section 10.1 is hereafter called a “covered person.”
     10.2 Expenses. Expenses incurred by a covered person in defending a threatened, pending or completed civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company, except as otherwise provided in Section 10.3.
     10.3 Exceptions. No indemnification under Section 10.1 or advancement or reimbursement of expenses under Section 10.2 shall be provided to a covered person (a) if a final unappealable judgment or award establishes that such director, officer or agent engaged in intentional misconduct or a transaction from which the director, officer or agent derived an improper personal benefit; (b) for expenses or liabilities of any type whatsoever (including, but not limited to, judgment, fines, and amounts paid in settlement) which have been paid directly to such person by an insurance carrier under a policy of officers’ and directors’ liability insurance maintained by the Company or other enterprise; and (c) for amounts paid in settlement of any threatened, pending or completed action, suit or proceeding without the written consent of the Company, which written consent shall not be unreasonably withheld. The Board of Directors of the Company is hereby authorized, at any time by resolution and without the Member’s approval, to add to the above list of exceptions from the right of indemnification under Section 10.1 or advancement or reimbursement of expenses under Section 10.2, but any such additional exception shall not apply with respect to any event, act or omission which has occurred prior to the date that the Board of Directors in fact adopts such resolution. Any such additional exception may, at any time after its adoption, be amended, supplemented, waived or terminated by further resolution of the Board of Directors of the Company.
     10.4 Continuation of Rights. The indemnification and advancement or reimbursement of expenses provided by, or granted pursuant to, this Section 10 shall continue as to a person who has ceased to be a director, officer or agent of the Company, and shall inure to the benefit of the heirs, executors and administrators of such person.
     10.5 General Provisions.
          (a) The term “to the fullest extent permitted by applicable law”, as used in this Section 10, shall mean the maximum extent permitted by public policy, common law or statute. Any covered person may, to the fullest extent permitted by applicable law, elect to have the right to indemnification or to advancement or reimbursement of expenses, interpreted, at such person’s option, (i) on the basis of the applicable law on the date this Section 10 was approved by the Member, or (ii) on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the action, suit or proceeding, or (iii) on the basis of the applicable law in effect at the time indemnification is sought.

          (b) The right of a covered person to be indemnified or to receive an advancement or reimbursement of expenses pursuant to Section 10.1 (i) may also be enforced as a contract right pursuant to which the person entitled thereto may bring suit as if the provisions hereof were set forth in a separate written contract between the Company and such person, (ii) to the fullest extent permitted by applicable law, is intended to be retroactive and shall be available with respect to events occurring prior to the adoption hereof, and (iii) shall continue to exist after the rescission or restrictive modification (as determined by such person) of this Section 10 with respect to events, acts or omissions occurring before such rescission or restrictive modification is adopted.
          (c) If a request for indemnification or for the advancement or reimbursement of expenses pursuant hereto is not paid in full by the Company within thirty (30) days after a written claim has been received by the Company together with all supporting information reasonably requested by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim (plus interest at the prime rate announced from time to time by the Company’s primary banker) and, if successful in whole or in part, the claimant shall be entitled also to be paid the expenses (including, but not limited to, attorneys’ fees and costs) of prosecuting such claim. Neither the failure of the Company (including its Board of Directors or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of or the advancement or reimbursement of expenses to the claimant is proper in the circumstances, nor an actual determination by the Company (including its Board of Directors or independent legal counsel) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses, shall be a defense to the action or create a presumption that the claimant is not so entitled.
          (d) The indemnification and advancement or reimbursement of expenses provided by, or granted pursuant to, this Section 10 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement or reimbursement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
          (e) Nothing contained in this Section 10 shall be construed to limit the rights and powers the Company possesses under applicable provisions of the Delaware Limited Liability Company Act (as amended from time to time), or otherwise, including, but not limited to, the powers to purchase and maintain insurance, create funds to secure or insure its indemnification obligations, and any other rights or powers the Company may otherwise have under applicable law.
          (f) The provisions of this Section 10 may, at any time (and whether before or after there is any basis for a claim for indemnification or for the advancement or reimbursement of expenses pursuant hereto), be amended, supplemented, waived, or terminated, in whole or in part, with respect to any covered person covered by a written agreement signed by the Company and such person.
          (g) The Company shall have the right to appoint the attorney for a covered person, provided such appointment is not unreasonable under the circumstances.

     10.6 Optional Indemnification. The Company may, to the fullest extent permitted by applicable law, indemnify, and advance or reimburse expenses for, persons in all situations other than that covered by this Section 10.
SECTION 11
MISCELLANEOUS
     11.1 Parties Bound; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and shall be binding upon all of the parties and their respective heirs, successors and assigns. No provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement or any remedy for breach of this Agreement to or upon any Person other than the parties hereto.
     11.2 Pledgee’s Rights. Notwithstanding any other provision in this Agreement, and so long as any pledge of any Membership Interest is in effect, no consent of the Member shall be required to permit a pledgee of the Membership Interests in the Company to be substituted for the Member under this Agreement upon the valid exercise of such pledgee’s rights with respect to its collateral. As of the date of this Agreement, the Member has pledged its Membership Interest to Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as collateral agent (in such capacity, together with its successors, assigns and designated agents, the “Collateral Agent”). Upon the valid exercise of the Collateral Agent’s rights under such pledge, the Collateral Agent, or any purchaser of such Membership Interest from the Collateral Agent, shall be substituted for the Member as a Member under this Agreement, and such substituted Member shall have all rights and powers as a Member under this Agreement. So long as any pledge of any Membership Interest is in effect, this provision shall inure to the benefit of such pledgee and its successors, assigns and designated agents, as an intended third-party beneficiary, and no amendment, modification or waiver of, or consent with respect to this provision shall in any event be effective without the prior written consent of such pledgee.
     11.3 Article 8 of the Uniform Commercial Code. The Company hereby irrevocably elects that all Membership Interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and each other applicable jurisdiction. Each certificate evidencing Membership Interests in the Company shall bear the following legend: “This certificate evidences an interest in General Cable Overseas Holdings, LLC and shall be a security governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and, to the extent permitted by applicable law, each other applicable jurisdiction.” This provision shall not be amended and any purported amendment to this provision shall not take effect until all outstanding certificates have been surrendered for cancellation.
     11.4 Applicable Law. This Agreement shall be interpreted in accordance with the laws of the State of Delaware.
     11.5 Amendment. No change or modification to this Agreement shall be valid unless the same be approved by the Member.

     11.6 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.
     11.7 Construction. When from the context it appears appropriate, each term stated either in the singular or the plural shall include the singular and the plural and pronouns stated either in the masculine, the feminine or the neuter shall include the masculine, the feminine and the neuter.
     11.8 Headings and Captions. The headings and captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.
     IN WITNESS WHEREOF, the Member has executed this Agreement as of the day and year first above written.

SOLE MEMBER: GK TECHNOLOGIES, INC.
By:	/s/ David W. Hills
	Name:	David W. Hills
	Title:	Vice President and Assistant Secretary